Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2011

Declares Cash Dividend for Q1 2012

MALIBU, Calif.--(BUSINESS WIRE)--February 21, 2012--JAKKS Pacific, Inc. (NASDAQ:JAKK) reported results for the Company’s fourth quarter and full year ended December 31, 2011.

Net sales for the fourth quarter of 2011 were $141.1 million, compared to $198.0 million reported in the comparable period in 2010. The reported net loss for the fourth quarter was $20.0 million, or a loss of $0.77 per diluted share, which includes $1.9 million, or $0.05 per diluted share, related to financial and legal advisory fees and expenses in conjunction with the unsolicited indication of interest to acquire the Company. This compares to net income of $8.9 million, or $0.30 per diluted share, which included a tax benefit of $5.9 million, or $0.17 per diluted share reported in the comparable period in 2010. Excluding the advisory fees and expenses in 2011 and tax benefit in 2010, the fourth quarter net loss in 2011 would have been $18.8 million, or $0.72 per diluted share, compared to earnings of $3.0 million, or $0.13 per diluted share, in 2010.

Net sales for the full year of 2011 were $677.8 million, compared to $747.3 million in 2010. Net income reported for the full year period was $8.5 million, or $0.32 per diluted share, which includes advisory fees and expenses related to the unsolicited indication of interest of $3.8 million, or $0.09 per diluted share. This compares to net income for the full year of 2010 of $47.0 million, or $1.52 per diluted share, which includes a one-time pre-tax charge relating to the benefit payment of $2.8 million, or $0.06 per diluted share, to the estate of Jack Friedman pursuant to his employment agreement and tax benefits of $10.8 million, or $0.31 per diluted share. Excluding the advisory fees and expenses in 2011 and the tax benefits and one-time charge in 2010, the full year earnings in 2011 would have been $10.9 million, or $0.41 per diluted share, compared to $38.2 million, or $1.27 per diluted share in 2010.

“The difficult retail sales environment for toys, especially during the important year-end 2011 holiday season contributed to lower than expected sales for the year,” commented Stephen Berman, President and CEO. “This resulted in higher markdown allowances and higher royalty expenses relating to license guarantee shortfalls. We anticipate an improved retail sales environment in 2012 and will continue to closely manage our supply chain while maintaining momentum by focusing on the development and placement of our product lines.”

The Company noted that it has experienced a strong reception to its 2012 portfolio, and looked forward to the premiere of its Monsuno boys action entertainment on Nicktoons and the launch of the toy line in March in retail channels throughout the U.S and internationally. The Company anticipates contributions to its projected 2012 sales growth from all JAKKS divisions, including its Winx Club dolls and role play toys, its extensive line of Disney dolls, role play and Halloween costumes and accessories, and its Marvel plush and boys role play lines based on The Amazing Spiderman and The Avengers feature films to be released this year. The Company looks forward to creating new products under its recently announced agreement with Warner Brothers Consumer Products to create figures and plush of DC Comics Super Heroes and Villains. The Company also plans to launch a line of novelty and large scale figures and plush based on The Dark Knight Rises, one of this summer’s most anticipated films. In addition, the Company has a robust electronics line-up including the Action Cam video camera and The Walking Dead Deluxe TV Games. In its Preschool category, JAKKS is launching ride-on vehicles, including the return of the iconic Original Big Wheel ride-on toy, wagons, outdoor furniture and more.

As of December 31, 2011, the Company’s working capital was $374.7 million, including cash and equivalents and marketable securities of $257.5 million, compared to working capital of $387.3 million including cash and equivalents and marketable securities of $278.6 million as of December 31, 2010.

2012 Guidance & Dividend

For 2012, the Company anticipates an increase in net sales of 6.2% to 7.4% to approximately $720 million to $728 million, with diluted earnings per share in the range of approximately $1.01 to $1.07, excluding any financial and legal advisory fees. This guidance anticipates first-quarter 2012 net sales in the range of $63 to $70 million, with a loss per share in the range of $0.61 to $0.64, which includes incremental operating expenses associated with the recent acquisition of Moose Mountain in a seasonally low sales volume quarter, and marketing expenses associated with the launch of the Monsuno product line. This is compared to net sales of $72.3 million and a loss per share of $0.39 in the first quarter of 2011, which included advisory fees of $0.3 million, or $0.01 per share.

The JAKKS Board of Directors has declared a regular quarterly cash dividend of $0.10 per common share. The dividend is payable on April 2, 2012, to shareholders of record at the close of business on March 15, 2012.

Conference Call

JAKKS Pacific will webcast its fourth-quarter and full-year earnings conference call today at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:00 a.m. ET and concludes through March 21, 2012. The playback can be accessed by calling 800.638.4930, or 617.614.3944 for international callers, pass code 32981071.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots®, Disguise® and Moose Mountain® and Monsuno™, JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2012 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2011	2010
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$257,258	$278,346
Marketable securities	214	207
Accounts receivable, net	103,637	122,476
Inventory, net	47,019	43,230
Income taxes receivable	24,166	19,052
Deferred income taxes	34,505	23,576
Prepaid expenses and other current assets	30,686	25,275
Total current assets	497,485	512,162

Property and equipment	81,399	76,150
Less accumulated depreciation and amortization	65,213	59,204
Property and equipment, net	16,186	16,946

Goodwill	24,015	6,988
Trademarks & other assets, net	27,731	38,388
Deferred income taxes	47,081	58,848
Investment in joint venture	2,736	74
Total assets	$615,234	$633,406

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$77,210	$90,389
Reserve for sales returns and allowances	43,440	28,378
Income taxes payable	2,183	6,143
Total current liabilities	122,833	124,910

Long term debt	92,188	89,458
Other liabilities	1,630	1,625
Income taxes payable	4,992	5,005
Total liabilities	221,643	220,998

Stockholders' equity:
Common stock, $.001 par value	26	28
Additional paid-in capital	274,532	302,425
Treasury Stock	-	(5,641)
Retained earnings	123,174	119,884
Accumulated other comprehensive income (loss)	(4,141)	(4,288)
	393,591	412,408
Total liabilities and stockholders' equity	$615,234	$633,406

Working Capital	$374,652	$387,252

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2011
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$141,079	$197,991	$677,751	$747,268
Less cost of sales
Cost of goods	86,878	108,310	379,573	412,104
Royalty expense	32,920	21,492	92,830	77,544
Amortization of tools and molds	2,324	2,658	11,358	12,670
Cost of sales	122,122	132,460	483,761	502,318
Gross profit	18,957	65,531	193,990	244,950
Direct selling expenses	20,639	24,606	53,078	58,549
Selling, general and administrative expenses	32,189	27,630	128,525	123,683
Depreciation and amortization	2,125	2,323	11,107	12,521
Income from operations	(35,996)	10,972	1,280	50,197
Other income (expense):
Income from video game joint venture	-	-	6,000	6,000
Equity in net loss of joint venture	(9)	(56)	(34)	(56)
Interest income	83	82	412	333
Interest expense, net of benefit	(2,068)	(981)	(8,196)	(6,732)
Income before provision for income taxes	(37,990)	10,017	(538)	49,742
Provision for income taxes	(17,972)	1,146	(9,010)	2,693
Net income	$(20,018)	$8,871	$8,472	$47,049
Earnings per share	$(0.77)	$0.30	$0.32	$1.52
Shares used in earnings per share	25,839	33,880	26,893	34,513

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Feliciano, 310-455-6235